UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2011

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33480	33-0968580
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

3020 Old Ranch Parkway, Suite 400, Seal Beach, California	90740
(Address of Principal Executive Offices)	Zip Code

(562) 493-2804

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On September 12, 2011, our board of directors, upon the recommendation of our nominating and governance committee, appointed James E. O’Connor to our board of directors.  Concurrently with such appointment, Mr. O’Connor was also appointed to serve on our compensation committee and our nominating and governance committee.  The board of directors has determined that Mr. O’Connor qualifies as independent under the independence standards set forth in Nasdaq Marketplace Rule 5605(a)(2).

Mr. O’Connor, 62, has more than thirty years of experience in the waste industry.  He is the former Chairman and Chief Executive Officer of Republic Services, Inc., having served in such capacities from January 2003 to May 2011 and from December 1998 to January 2011, respectively.  From 1972 to 1978 and from 1982 to 1998, Mr. O’Connor served in various positions with Waste Management, Inc., including Senior Vice President from 1997 to 1998, Area President of Waste Management of Florida, Inc. from 1992 to 1997, Senior Vice President of Waste Management — North America from 1991 to 1992 and Vice President — Southeastern Region from 1987 to 1991.  Mr. O’Connor is currently a member of the board of directors of Canadian National Railway Company.

Mr. O’Connor’s compensation for his services as a director will be consistent with that of our other non-employee directors, as described in our definitive proxy statement filed on April 14, 2011.  Other than the standard compensation arrangements, there are no arrangements or understandings between Mr. O’Connor and any other persons pursuant to which Mr. O’Connor was selected as a director.   Mr. O’Connor is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

On September 15, 2011, we issued a press release announcing the appointment of Mr. O’Connor to our board of directors. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits

99.1         Press release dated September 15, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2011		Clean Energy Fuels Corp.

	By:	/s/ Richard R. Wheeler
Name: Richard R. Wheeler
Title: Chief Financial Officer